Contact:
Lilly H. Donohue
Director of Investor Relations
212-798-6118

Nadean Finke
Investor Relations
212-479-5295

Newcastle Announces Fourth Quarter and Year End 2006 Results
and Appointment of Kenneth Riis as Newcastle’s Chief Executive Officer

Fourth Quarter Highlights

-	FFO of $0.70 per diluted share, up 11.1% from the fourth quarter 2005

-	Increased quarterly dividend to $0.69 per common share, up 10.4% from the fourth quarter 2005

-	FFO return on average invested equity of 15.7%

-	Common equity book value totaled $899.5 million or $19.68 per common share, an increase of 6.0% from the fourth quarter 2005

-	Issued $807.5 million of investment grade debt in our ninth CDO securitization to term finance $950 million of assets

-	$1.1 billion of fourth quarter investment activity - closed $845 million of acquisitions and committed to purchase an additional $210 million of assets that closed subsequent to quarter end

-	Raised net proceeds of $49.4 million through the issuance of 1.7 million common shares

2006 Highlights

-	Stock price appreciation and dividends paid resulted in a 39% total return to shareholders

-	Increased full year 2006 FFO by 14%

-	Total assets of $8.6 billion at December 31, 2006, up 39% from $6.2 billion at December 31, 2005

-	Record $5.0 billion of new acquisitions in the year

-	Raised common equity and trust preferred securities totaling $146.8 million of net proceeds

New York, NY, February 22, 2007 - Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended December 31, 2006, Funds from Operations (“FFO”) were $31.9 million, or $0.70 per diluted share, compared to $0.63 per diluted share for the fourth quarter 2005. The Company generated an FFO return on average invested equity of 15.7% for the fourth quarter 2006.

FFO for the year ended December 31, 2006 was $119.4 million, or $2.69 per diluted share, compared to $2.37 per diluted share for the year ended December 31, 2005. The Company generated an FFO return on average invested equity of 14.9% for the year ended December 31, 2006.

For the three months ended December 31, 2006, income available for common stockholders was $31.6 million, or $0.70 per diluted share, compared to $0.63 per diluted share for the fourth quarter 2005.

For the year ended December 31, 2006, income available for common stockholders was $118.6 million or $2.67 per diluted share, compared to $2.51 per diluted share for the year ended December 31, 2005.

For the quarter ended December 31, 2006, we declared a dividend of $0.69 per common share. Common dividends declared in 2006 totaled $2.615 per share. In 2006, we declared preferred dividends totaling $2.438 per share and $2.013 per share on our 9.75% Series B and 8.05% Series C Cumulative Redeemable Preferred Stock, respectively.

Our GAAP common equity book value was $19.68 per share at December 31, 2006, up from $18.57 per share at December 31, 2005. GAAP common equity book value was $899.5 million at December 31, 2006 compared with $815.5 million at December 31, 2005.

For a reconciliation and discussion of GAAP net income to FFO and GAAP book equity to invested common equity, please refer to the tables following the presentation of GAAP results.

Kenneth Riis, Newcastle’s Chief Executive Officer and President, commented, “Newcastle had a strong fourth quarter and full year 2006 achieving our targeted earnings and dividend growth. In 2006, we generated a 14.9% return on invested equity, the fourth consecutive year of producing 14%+ returns since our IPO. Looking ahead, the continued activity in the real estate debt markets combined with our ability to source investments and create efficient financing structures, positions us well for earnings and dividend growth in 2007.”

Recent Event

On February 21, 2007, Kenneth M. Riis was named our Chief Executive Officer, replacing Wesley R. Edens who will remain as the Chairman of our board of directors. In addition, the Company's board of directors appointed Mr. Riis as a director effective immediately. Mr. Riis has been the President of Newcastle since its inception.

Selected Financial Data (Unaudited) ($ in millions, except per share data)
Operating Data:	Three Months Ended December 31, 2006		Year Ended December 31, 2006
	(Amount)	(per diluted share)	(Amount)	(per diluted share)
Funds from operations	$31.9	$0.70	$119.4	$2.69
Income available for common stockholders	$31.6	$0.70	$118.6	$2.67

Balance Sheet Data:	As of December 31, 2006	As of December 31, 2005
Total assets	$8,604.4	$6,209.7
Total liabilities	7,602.4	5,291.7
Common stockholders’ equity	899.5	815.5
Preferred stock	102.5	102.5
Total equity	1,002.0	918.0

The following table summarizes our investment portfolio at December 31, 2006 and December 31, 2005 ($ in millions):

	As of December 31, 2006		As of December 31, 2005
Core	Face Amount	% Total	Face Amount	% Total
Real Estate Securities and Related Loans	$6,196.2	71.7%	$4,802.2	76.1%
Residential Mortgage Loans	812.6	9.4%	611.0	9.7%
Subprime Loans Subject to Future Repurchase	299.2	3.5%	-	0.0%
Investment in Joint Venture	38.4	0.4%	38.2	0.6%
Subtotal	$7,346.4	85.0%	$5,451.4	86.4%

Non-Core
Agency RMBS	$1,177.8	13.6%	$697.5	11.0%
ICH Loans	123.4	1.4%	165.5	2.6%
Total Portfolio	$8,647.6	100.0%	$6,314.4	100.0%

The following tables compare certain supplemental data relating to our investment portfolio at December 31, 2006 versus December 31, 2005:

Supplemental Data:
	Total Portfolio		Core Portfolio
	December 31,		December 31,
	2006	2005	2006	2005
Weighted average asset yield	7.28%	6.64%	7.63%	6.88%
Weighted average liability cost	5.85%	5.20%	6.00%	5.27%
Weighted average net spread	1.43%	1.44%	1.63%	1.61%

Fourth Quarter Investment Activity

We purchased or had committed to purchase $1,055.3 million of assets; acquisitions of $845.0 million of assets closed in the fourth quarter while the remaining $210.3 million closed in the first quarter 2007.

Of the fourth quarter closings, $113.5 million was financed off balance sheet through a total rate of return swap. We recorded a deposit of $17.7 million towards the total rate of return swap.

The following table details our funded acquisitions in the quarter ($ in millions):

Real Estate Securities and Loans	Face Amount	Number	Credit(1)	WA Credit Spread(2)
Mezzanine Loans	$270.0	9	68%	357
Real Estate Loans	189.8	6	70%	286
Commercial Mortgage Backed Securities (CMBS)	181.1	22	BB+	162
Bank Loans	45.0	2	51%	348
REIT Debt	25.0	1	BB	232
Real Estate Related Asset Backed Securities (ABS)	3.5	1	BB+	495
Total Core Real Estate Securities and Loans	714.4	41		274

Agency RMBS	130.6	3	AAA(3)	67
TOTAL	$845.0	44		237

(1) Credit represents weighted average rating for rated assets and LTV for non-rated assets.
(2) Average spread based on applicable benchmark (US Treasury for fixed and LIBOR for floating).
(3) Implied AAA.

In the quarter, we also sold two real estate securities totaling of $20.5 million with an average rating of B.

Kenneth Riis noted, “Our reputation and market penetration has resulted in stronger deal flow and investment opportunities. In 2006, we purchased a record $5 billion of new assets, nearly double our 2005 investment activity. The public to private activity in the commercial real estate market is contributing to the growth of the mezzanine loan market and is creating new opportunities to invest capital at attractive risk adjusted returns.”

Capital Markets Activity

In the fourth quarter we raised $49.4 million of equity capital, issued $807.5 million of investment grade debt and closed a $2 billion asset backed commercial paper facility.

Fourth quarter activities include:

-	In October, we issued 1.7 million common shares, for net proceeds of approximately $49.4 million. The proceeds were used to pay down amounts drawn on our credit facility to fund new acquisitions.

-
In November, we priced our ninth collateralized bond obligation. We issued $807.5 million of investment grade debt to term finance a $950.0 million portfolio consisting of approximately 35% mezzanine loans, 18% bank loans, 16% CMBS, 10% ABS, 8% B-Notes and 13% in other assets. This financing converted $664.9 million of recourse debt to non-recourse. We have invested approximately $128 million of equity with a target return on equity of 20%.

-
In December, we closed a $2 billion asset backed commercial paper facility which is being used to finance agency RMBS. The initial proceeds from the facility were used to repay a repurchase agreement of approximately $1.1 billion, which we previously used to finance this portfolio.

Subsequent to quarter end activities:

-
In January, we issued 2.42 million common shares, for net proceeds of approximately $75.0 million. The proceeds were used to pay down amounts drawn on our credit facility to fund new acquisitions. Currently, we have approximately $89.5 million drawn on our credit facility.

-
In January, we entered into a $700.0 million non-recourse warehouse agreement to finance collateral for our tenth collateralized bond obligation. We expect to invest approximately $124 million of equity with a targeted return on equity in the high teens.

Ms. Debra Hess, our Chief Financial Officer commented, “In the fourth quarter, we tapped the liquidity of the commercial paper market which enabled us to reduce our cost of funds on the financing of our agency RMBS portfolio as well as diversify our lender base. We believe there are additional opportunities in 2007 to more efficiently finance certain of our current assets.”

Investment Portfolio

The following table details our investment portfolio at December 31, 2006 ($ in millions):

Real Estate Securities and Related Loans	Face Amount	% of Total Portfolio	Number	Credit(1)	WA Life
CMBS	$2,490.1	28.8%	298	BBB-	5.6
REIT Debt	1,004.5	11.6%	101	BBB-	6.2
Mezzanine Loans	1,000.4	11.6%	24	69.1	2.7
ABS	887.0	10.3%	155	BBB	3.2
Bank Loans	439.9	5.1%	8	56.1	2.6
B-Notes	248.3	2.9%	9	68.5	2.7
Real Estate Loans	81.1	0.9%	4	70.4	1.6
ABS Residual	44.9	0.5%	1	NR	2.5
Total Core Real Estate Securities and Loans	6,196.2	71.7%	600		4.5

Agency RMBS	1,177.8	13.6%	35	AAA	4.3

Total Real Estate Securities and Loans	7,374.0	85.3%	635

Residential Mortgage Loans
Manufactured Home Loans	643.9	7.4%	18,343	692	6.0
Residential Mortgage Loans	168.7	2.0%	491	715	2.8
Total Residential Mortgage Loans	812.6	9.4%	18,834	697	5.4

Other	461.0	5.3%	176		2.4

TOTAL	$8,647.6	100.0%			4.4

(1) Credit represents weighted average rating for rated assets. LTV for non-rated commercial assets and FICO score for non-rated residential assets.

Total real estate securities and loans of $7.4 billion face amount representing 85.3% of the total portfolio.

-	$6.0 billion or 81% of this portfolio is rated by third parties, or had an implied AAA rating, with a weighted average rating of BBB+.

-	$1.4 billion or 19% of this portfolio is not rated by third parties but had a weighted average loan to value ratio of 68.6%.

-	63% of this portfolio has an investment grade rating (BBB- or higher).

-	The weighted average credit spread (i.e., the yield premium on our investments over the comparable US Treasury or LIBOR) for the core real estate securities and loans of $6.2 billion was 2.56%.

-	This portfolio had 635 investments. The largest investment was $179.5 million and the average investment size was $11.6 million.

-
The credit profile of our real estate securities portfolio continued to improve during the fourth quarter. This can be demonstrated by the ratio of upgrades to downgrades in the quarter, where 38 securities ($246.2 million face amount) experienced credit rating upgrades, versus three securities ($42.6 million face amount) which experienced a credit rating downgrade.

Residential mortgage loans of $0.8 billion face amount, representing 9.4% of the total portfolio.

-	These residential loans are to high quality borrowers with an average FICO score of 697.

-	Our residential and manufactured housing loans were well diversified with 491 and 18,343 loans, respectively.

Conference Call

Newcastle’s management will conduct a live conference call today, February 22, 2007, at 1:00 P.M. eastern time to review the financial results for the quarter and year ended December 31, 2006. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (888) 802-2278 (from within the U.S.) or (913) 312-1264 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle Year End Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newcastleinv.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. An online replay of the webcast will be available until March 31, 2007.

A telephonic replay of the conference call will also be available from 3:00 P.M. eastern time on February 22, 2007 until 11:59 P.M. eastern time on Thursday, March 1, 2007 by dialing (888) 203-1112 (from within the U.S.) or (719) 457-0820 (from outside of the U.S.); please reference access code “8848643.”

About Newcastle

Newcastle Investment Corp. owns and manages an $8.6 billion highly diversified real estate debt portfolio with moderate credit risk that is primarily financed with match funded debt. Our business strategy is to “lock in” and optimize the difference between the yield on our assets and the cost of our liabilities. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global alternative asset management firm with over $30 billion in assets under management as of December 31, 2006. For more information regarding Newcastle Investment Corp. or to be added to our e-mail distribution list, please visit www.newcastleinv.com.

Safe Harbor

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the stability of our business model and achievement of certain goals. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, the risk that we can find additional suitably priced investments; the risk that investments made or committed to be made cannot be financed on the basis and for the term at which we expect; the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested; the relative spreads between the yield on the assets we invest in and the cost of financing. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Newcastle Investment Corp.
Consolidated Statements of Income
(dollars in thousands, except share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues
Interest income	$151,562	$94,481	$530,006	$348,516
Rental and escalation income	1,245	1,797	4,861	6,647
Gain on sale of investments, net	2,276	8,206	12,340	20,305
Other income	857	(1,849)	5,402	2,745
	155,940	102,635	552,609	378,213

Expenses
Interest expense	109,156	63,208	374,269	226,446
Property operating expense	997	536	3,805	2,363
Loan and security servicing expense	1,984	1,347	6,944	5,993
Provision for credit losses	3,570	2,431	9,438	8,421
Provision for losses, loans held for sale	-	-	4,127	-
General and administrative expense	967	908	4,946	4,159
Management fee to affiliate	3,598	3,430	14,018	13,325
Incentive compensation to affiliate	3,465	2,356	12,245	7,627
Depreciation and amortization	318	188	1,085	641
	124,055	74,404	430,877	268,975
Income before equity in earnings of unconsolidated subsidiaries	31,885	28,231	121,732	109,238
Equity in earnings of unconsolidated subsidiaries	2,052	1,302	5,968	5,930
Income taxes on related taxable subsidiaries	-	-	-	(321)
Income from continuing operations	33,937	29,533	127,700	114,847
Income from discontinued operations	10	57	223	2,108
Net Income	33,947	29,590	127,923	116,955
Preferred dividends	(2,329)	(2,114)	(9,314)	(6,684)
Income Available for Common Stockholders	$31,618	$27,476	$118,609	$110,271
Net Income Per Share of Common Stock
Basic	$0.70	$0.63	$2.68	$2.53
Diluted	$0.70	$0.63	$2.67	$2.51
Income from continuing operations per share of
common stock, after preferred dividends
Basic	$0.70	$0.63	$2.67	$2.48
Diluted	$0.70	$0.63	$2.67	$2.46
Income from discontinued operations per share of
common stock
Basic	$-	$-	$0.01	$0.05
Diluted	$-	$-	$-	$0.05
Weighted Average Number of Shares of
Common Stock Outstanding
Basic	45,128,969	43,897,354	44,268,575	43,671,517
Diluted	45,384,810	44,058,634	44,417,113	43,985,642

Dividends Declared per Share of Common Stock	$0.690	$0.625	$2.615	$2.500

Newcastle Investment Corp.
Consolidated Balance Sheets
(dollars in thousands, except share data)
(Unaudited)

	As of	As of
	December 31, 2006	December 31, 2005

Assets
Real estate securities, available for sale	$5,581,228	$4,554,519
Real estate related loans, net	1,568,916	615,551
Residential mortgage loans, net	809,097	600,682
Subprime mortgage loans subject to future repurchase	288,202	-
Investments in unconsolidated subsidiaries	22,868	29,953
Operating real estate, net	29,626	16,673
Cash and cash equivalents	5,371	21,275
Restricted cash	184,169	268,910
Derivative assets	62,884	63,834
Receivables and other assets	52,031	38,302
	$8,604,392	$6,209,699
Liabilities and Stockholders’ Equity
Liabilities
CBO bonds payable	$4,313,824	$3,530,384
Other bonds payable	675,844	353,330
Notes payable	128,866	260,441
Repurchase agreements	760,346	1,048,203
Repurchase agreements subject to asset backed commercial paper facility	1,143,749	-
Financing of subprime mortgage loans subject to future repurchase	288,202	-
Credit facility	93,800	20,000
Junior subordinated notes payable (security for trust preferred)	100,100	-
Derivative liabilities	17,715	18,392
Dividends payable	33,095	29,052
Due to affiliates	13,465	8,783
Accrued expenses and other liabilities	33,406	23,111
	7,602,412	5,291,696

Stockholders’ Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 2,500,000
shares of 9.75% Series B Cumulative Redeemable Preferred Stock and 1,600,000 shares of 8.05% Series C Cummulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding	102,500	102,500
Common stock, $0.01 par value, 500,000,000 shares authorized, 45,713,817
and 43,913,409 shares issued and outstanding at December 31, 2006 and 2005, respectively	457	439
Additional paid-in capital	833,887	782,735
Dividends in excess of earnings	(10,848)	(13,235)
Accumulated other comprehensive income	75,984	45,564
	1,001,980	918,003

	$8,604,392	$6,209,699

Newcastle Investment Corp.
Reconciliation of GAAP Net Income to FFO
(dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2006	Year Ended December 31, 2006
Net income available for common stockholders	$31,618	$118,609
Operating real estate depreciation	250	812
Funds from operations (“FFO”)	$31,868	$119,421

We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. Furthermore, FFO is used to compute our incentive compensation to our manager. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

Newcastle Investment Corp.
Reconciliation of GAAP Book Equity to Invested Common Equity
(dollars in thousands)
(Unaudited)

December 31, 2006
Book equity	$1,001,980
Preferred stock	(102,500)
Accumulated depreciation on operating real estate	4,188
Accumulated other comprehensive income	(75,984)
Invested common equity	$827,684